Exhibit 99.1
October 30, 2014
GenMark Diagnostics Reports Third Quarter 2014 Results
Revenue Grows Year-Over-Year by 36%, Gross Margin Increases to 57%
Installed Base Grows to 502 Analyzers
2014 Revenue Guidance Increased to Greater than $29.0 Million and Gross Margin to Approximately 54%
ePlex™ System Development on Track for Completion by End of 2014
CARLSBAD, Calif.-(BUSINESS WIRE)- GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today reported financial results for the quarter ended September 30, 2014.
Revenues for the quarter ended September 30, 2014 increased by 36% to $6.3 million compared with $4.6 million during the third quarter of 2013. Consumable revenue for the third quarter 2014 increased by 52% to $6.0 million. The Company placed 27 net new analyzers during the current quarter to bring its total installed base to 502, all in end-user laboratories within the U.S. market.
“Q3 was another quarter of excellent growth and progress. With an installed base of more than 500 XT-8 analyzers, we are confident in the continued market acceptance and support of our eSensor® detection technology. This unique technology has been fully incorporated into our ePlex sample-to-answer system, along with DNA and RNA extraction, purification and amplification. Based on this and other progess made during the quarter, we remain on track for completing development of our ePlex system by the end of this year, " stated GenMark’s President & CEO Hany Massarany.
Gross profit for the quarter ended September 30, 2014 was $3.6 million, or 57% of revenue, compared with a gross profit of $0.5 million, or 11% of revenue for the third quarter of 2013 which was impacted by $1.2 million of charges related to former customer, NMTC.
Operating expenses for the quarter ended September 30, 2014 were $13.9 million, an increase of $1.1 million compared with the third quarter of 2013, which included $2.5 million of one-time expenses related to NMTC. Research and Development expenses increased $2.5 million due to the Company's ePlex™ instrument and assay development activities. General and Administrative expenses increased $0.3 million primarily due to personnel costs. Sales and Marketing expenses for the current quarter were $3.2 million. Excluding a one-time charge in the prior year of $2.5 million, Sales and Marketing expenses increased $0.7 million mainly due to continued expansion of the Company's global commercial sales force ahead of the launch of ePlex™.
Loss per share was $0.23 for the third quarter of 2014, compared with a loss per share of $0.30 in the third quarter of 2013. The loss per share in the current quarter included the reduction of the Company’s tax reserve of $610,000 due to the expiration of the statute of limitations associated with an uncertain tax position.

The Company ended the third quarter of 2014 with $79.2 million in cash and investments. The Company intends to continue utilizing its cash balances to invest in the development of its ePlex™ system and for infrastructure improvements and general corporate purposes.

The Company also increased its full year 2014 guidance. Total year revenue is now expected to exceed $29.0 million and gross margin is expected to be approximately 54%.

INVESTOR CONFERENCE CALL
GenMark will hold a conference call to discuss third quarter 2014 results at 4:30PM EDT today. The conference call and webcast can be accessed live through the Company’s website under the Investor Relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 22933448 approximately five minutes prior to the start time.
ABOUT GENMARK DIAGNOSTICS
GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets four tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Respiratory Viral Panel, Thrombophilia Risk Test, and Warfarin Sensitivity Test. A number of other tests, including HCV Genotyping, 2C19 Genotyping, and 3A4/3A5 Genotyping are available for research use only. For more information, visit www.genmarkdx.com.
SAFE HARBOR STATEMENT
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding the timely completion of our ePlex™ system and related assay development projects and our expected 2014 financial results, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our ability to successfully develop and commercialize our ePlex™ system and its related test menu, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to our customers, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

ABOUT NON-GAAP FINANCIAL MEASURES

GenMark's management believes that non-GAAP financial measures provide meaningful supplemental information regarding the Company's performance by excluding certain expenses and other items that may not be indicative of core business results. To supplement the Company's financial results for the third quarter of 2014 presented in accordance with GAAP, GenMark uses the following financial measures defined as non-GAAP by the SEC: non-GAAP cost of sales, non-GAAP sales and marketing expenses, non-GAAP operating expenses, non-GAAP gross profit, non-GAAP net loss, and non-GAAP loss per share. GenMark’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. GenMark believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing GenMark’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to GenMark’s historical performance and our competitors' operating results. GenMark believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	September 30, 2014	December 31, 2013
Current assets
Cash and cash equivalents	$25,658	$35,723
Marketable securities	53,590	69,866
Accounts receivable - net of allowances of $2,702 and $2,736, respectively	2,709	2,859
Inventories	1,532	2,102
Prepaid expenses and other current assets	1,229	552
Total current assets	84,718	111,102
Property and equipment, net	10,190	8,591
Intangible assets, net	1,934	1,197
Restricted cash	758	758
Other long-term assets	118	106
Total assets	$97,718	$121,754
Current liabilities
Accounts payable	$3,307	$3,863
Accrued compensation	5,132	3,375
Other current liabilities	3,113	2,999
Total current liabilities	11,552	10,237
Long-term liabilities
Deferred rent	1,488	1,601
Other non-current liabilities	114	748
Total liabilities	13,154	12,586
Stockholders’ equity
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 authorized; 41,726 and 41,520 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	4	4
Additional paid-in capital	338,415	333,363
Accumulated deficit	(253,859)	(224,209)
Accumulated other comprehensive income	4	10
Total stockholders’ equity	84,564	109,168
Total liabilities and stockholders’ equity	$97,718	$121,754

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue
Product revenue	$6,233	$4,521	$20,593	$20,627
License and other revenue	67	116	175	325
Total revenue	6,300	4,637	20,768	20,952
Cost of revenue	2,692	4,138	9,591	12,373
Gross profit	3,608	499	11,177	8,579
Operating expenses
Sales and marketing	3,159	4,916	9,516	9,830
General and administrative	2,817	2,476	8,760	7,572
Research and development	7,904	5,398	23,297	15,786
Total operating expenses	13,880	12,790	41,573	33,188
Loss from operations	(10,272)	(12,291)	(30,396)	(24,609)
Other income (expense)
Interest income	228	203	783	413
Interest expense	(14)	(3)	(18)	(17)
Other income (expense)	(216)	1,297	(611)	1,232
Total other income (expense)	(2)	1,497	154	1,628
Loss before income taxes	(10,274)	(10,794)	(30,242)	(22,981)
Income tax expense (benefit)	(616)	23	(591)	30
Net loss	$(9,658)	$(10,817)	$(29,651)	$(23,011)
Net loss per share, basic and diluted	$(0.23)	$(0.30)	$(0.72)	$(0.69)
Weighted average number of shares outstanding, basic and diluted	41,446	35,987	41,273	33,331
Other comprehensive loss
Net loss	$(9,658)	$(10,817)	$(29,651)	$(23,011)
Net unrealized gains (losses) on marketable securities, net of tax	(3)	21	6	12
Comprehensive loss	$(9,661)	$(10,796)	$(29,645)	$(22,999)

GENMARK DIAGNOSTICS, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Adjusted Financial Data:	2014	2013	2014	2013
Cost of sales	$2,692	$4,138	$9,591	$12,373
Inventory reserve (1)	—	(852)	—	(1,182)
Impairment of production equipment (2)	—	(302)		(302)
Non-GAAP cost of sales	$2,692	$2,984	$9,591	$10,889

Gross profit	$3,608	$499	$11,177	$8,579
Inventory reserve (1)	—	852	—	1,182
Impairment of production equipment (2)	—	302	—	302
Non-GAAP gross profit	$3,608	$1,653	$11,177	$10,063

Non-GAAP gross margin %	57%	36%	54%	48%

Total operating expenses	$13,880	$12,790	$41,573	$33,188
Inventory reserve (1)	—	(19)	—	(19)
Allowance for doubtful accounts (3)	—	(2,472)	—	(2,702)
Non-GAAP operating expenses	$13,880	$10,299	$41,573	$30,467

Total other income (expense)	$(2)	$1,497	$154	$1,628
Preferred stock sale (4)	—	(1,383)	—	(1,383)
Non-GAAP other income (expense)	$(2)	$114	$154	$245

Net loss	$(9,658)	$(10,817)	$(29,651)	$(23,011)
Inventory reserve (1)	—	871	—	1,201
Impairment of production equipment (2)	—	302	—	302
Allowance for doubtful accounts (3)		2,472		2,702
Preferred stock sale (4)		(1,383)		(1,383)
Non-GAAP net loss	$(9,658)	$(8,555)	$(29,651)	$(20,189)

Net loss per share, basic and diluted	$(0.23)	$(0.30)	$(0.72)	$(0.69)
Inventory reserve (1)	—	0.02	—	0.04
Impairment of production equipment (2)	—	0.01	—	0.01
Allowance for doubtful accounts (3)	—	0.07	—	0.08
Preferred stock sale (4)	—	(0.04)	—	(0.04)
Non-GAAP net loss per share, basic and diluted	$(0.23)	$(0.24)	$(0.72)	$(0.60)
(1) Reflects nonrecurring charges related to inventory specifically made for NMTC
(2) Reflects nonrecurring charges related to the Company's procurement of additional manufacturing equipment to support NMTC's prior purchasing patterns
(3) Reflects nonrecurring Sales and Marketing charges related to outstanding amounts owed by NMTC
(4) Reflects nonrecurring realized gain on sale of Advanced Liquid Logic, Inc. preferred stock to Illumina. Inc.

The Company makes reference to “non-GAAP” results in the prior year periods, which exclude the impact of adjustments associated with NMTC’s bankruptcy and the one-time gain realized upon the sale of the Company’s investment in a private company. The Company believes that excluding these items and their related effects from its prior year financial results reflects operating results that are more indicative of the Company’s operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future. This information is not intended to be considered in isolation from, or as a substitute for, statement of comprehensive loss, net loss, net loss per share or expense information prepared in accordance with GAAP.

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2014	2013
Operating activities
Net loss	$(29,651)	$(23,011)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,870	1,912
Amortization of premiums on marketable securities	577	133
Stock-based compensation	4,478	2,697
Provision for bad debt	—	2,720
Non-cash inventory adjustments	517	675
Changes in operating assets and liabilities:
Accounts receivable	151	(1,885)
Inventories	209	(216)
Prepaid expenses and other current assets	(691)	(263)
Accounts payable	(318)	570
Accrued compensation	1,757	29
Other liabilities	(1,131)	(861)
Net cash used in operating activities	(22,232)	(17,500)
Investing activities
Change in restricted cash	—	585
Payments for intellectual property licenses	(350)	(888)
Purchases of property and equipment	(3,699)	(3,273)
Purchases of marketable securities	(28,054)	(52,841)
Proceeds from sales of marketable securities	7,497	4,250
Maturities of marketable securities	36,250	800
Net cash provided by (used in) investing activities	11,644	(51,367)
Financing activities
Proceeds from issuance of common stock	373	86,247
Costs incurred in conjunction with public offering	—	(5,180)
Principal repayment of borrowings	(51)	(706)
Proceeds from borrowings	—	166
Proceeds from stock option exercises	201	364
Net cash provided by financing activities	523	80,891
Net increase (decrease) in cash and cash equivalents	(10,065)	12,024
Cash and cash equivalents at beginning of period	35,723	51,250
Cash and cash equivalents at end of period	$25,658	$63,274
Non-cash investing and financing activities
Transfer of instruments from property and equipment to inventory	$156	$431
Property and equipment costs included in accounts payable	$364	$308
Intellectual property acquisitions included in other noncurrent liabilities	$550	$556
Supplemental cash flow disclosures
Cash paid for income taxes, net	$27	$8
Cash received for interest	$783	$413
Cash paid for interest	$18	$17

GenMark Diagnostics, Inc.
Hany Massarany
President/Chief Executive Officer
760-448-4358

Source: GenMark Diagnostics, Inc.

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